Exhibit 4.2

SHARE CERTIFICATE

Number	Shares [NO. OF SHARES]

Gracell Biotechnologies Inc.

THIS SHARE CERTIFICATE CERTIFIES THAT as of [DATE], [NAME OF SHAREHOLDER] of [ADDRESS OF SHAREHOLDER] is the registered holder of NO. OF SHARE fully paid [SHARE CLASS] Share(s) of [PAR VALUE] par value per share in the above named Company which are held subject to, and transferable in accordance with, the Memorandum and Articles of Association of the Company (as Revised).

In Witness Whereof the Company has authorised this certificate to be issued on [DATE].

By
Director

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